Jones Lang LaSalle
200 East Randolph
Chicago, IL 60601

February 27, 2014
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:
Notice of disclosure filed in Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:
Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Jones Lang LaSalle Incorporated has made disclosure pursuant to those provisions in Amendment No. 1 on Form 10-K/A which was filed with the Securities Exchange Commission on February 27, 2014 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the U.S. Securities and Exchange Commission on February 26, 2013.

Respectfully submitted,
JONES LANG LASALLE INCORPORATED
/s/ Mark J. Ohringer
Mark J. Ohringer
Executive Vice President, Global General Counsel and Corporate Secretary